                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[ ] Preliminary Proxy Statement      [_] Confidential, for Use of the Commission
[x] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material under Rule 14a-12


                         Capital One Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2)     Aggregate number of securities to which transaction applies:

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    (3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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    (4)     Proposed maximum aggregate value of transaction:

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    (5)     Total fee paid:

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[_] Fee paid previously with preliminary materials:

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[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)     Amount Previously Paid:

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    (2)     Form, Schedule or Registration Statement No.:

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    (3)     Filing Party:

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    (4)     Date Filed:

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

                               [LOGO]Capital One

                       Capital One Financial Corporation
                     2980 Fairview Park Drive, Suite 1300
                       Falls Church, Virginia 22042-4500

                     NOTICE OF ANNUAL STOCKHOLDER MEETING

                           To be held April 25, 2002

Dear Stockholder:

   It is our pleasure to invite you to the annual stockholder meeting of Capital One Financial Corporation ("Capital One"). The meeting will be held at 10:00 a.m. on Thursday, April 25, 2002 at the Fairview Park Marriott Hotel, 3111 Fairview Park Drive, Falls Church, Virginia 22042-4500.

   At our annual meeting you will be asked to:

       .  Elect three directors;

       . Approve the appointment of Ernst & Young LLP as independent auditors for 2002; and

       .  Conduct any other business properly brought before the meeting.

   We will discuss Capital One's business and financial results for 2001 and answer any questions you may have. We have also enclosed the 2001 Annual Report, including our financial statements, with this Notice and Proxy Statement. You may also access the 2001 Annual Report and the Proxy Statement at Capital One's website at www.capitalone.com.

   If you were a stockholder of record at the close of business on February 28, 2002, you are entitled to vote at our annual meeting.

   Your vote is important. Record holders of Capital One common stock can vote their shares by sending in a signed and dated proxy card by mail, by using a toll-free telephone number, or via the Internet. Instructions for using these services can be found on the enclosed proxy card. By following the instructions on the proxy card, your shares will be voted even if you are unable to attend the meeting. If you attend the meeting and prefer to vote in person or change your proxy vote, you may of course do so.

   We look forward to seeing you at the meeting.

                                          By Order of the Board of Directors,


                                          /s/ John G. Finneran, Jr.

                                          John G. Finneran, Jr.
                                          Corporate Secretary

March 18, 2002

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
VOTING MATTERS AND PROCEDURES.................................................................   1
   What is the purpose of the annual meeting?.................................................   1
   Who can attend the annual meeting?.........................................................   1
   Who is requesting my vote?.................................................................   1
   Who is entitled to vote?...................................................................   1
   Will a list of stockholders be made available?.............................................   1
   What constitutes a quorum?.................................................................   1
   How do I vote?.............................................................................   1
   Can I vote by telephone or via the Internet?...............................................   2
   How do I vote my 401(k) Shares?............................................................   2
   Can I get Capital One's annual meeting materials delivered to me electronically next year?.   2
   What vote is necessary to approve each item?...............................................   2
   What are the Board's recommendations?......................................................   3
INFORMATION ABOUT CAPITAL ONE'S COMMON STOCK OWNERSHIP........................................   4
   Certain Beneficial Owners..................................................................   4
   Directors and Named Executive Officers.....................................................   5
   Section 16(a) Beneficial Ownership Reporting Compliance....................................   6
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS........................................   7
   Introductions..............................................................................   7
   Board Meetings.............................................................................   9
   Committee Meetings.........................................................................   9
   Compensation of the Board..................................................................  10
   Related Party Transactions.................................................................  12
COMPENSATION OF EXECUTIVE OFFICERS............................................................  13
   Summary Compensation Table.................................................................  13
   Option Grant Table.........................................................................  15
   Option Exercise and Option Value Table.....................................................  17
   Company Arrangements with Executive Officers...............................................  18
   Pension Plans..............................................................................  19
   Performance Graph..........................................................................  20
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION................................  21
   Compensation Philosophy....................................................................  21
   Methodology for Determining Compensation...................................................  21
   Components of the Executive Compensation Program...........................................  22
   Deductibility of Compensation Expenses.....................................................  24
REPORT OF THE AUDIT COMMITTEE.................................................................  26
ELECTION OF DIRECTORS.........................................................................  27
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.............................................  28
OTHER BUSINESS................................................................................  29
ANNUAL REPORT TO STOCKHOLDERS.................................................................  29
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING.................................................  29
INTERNET AND TELEPHONE VOTING.................................................................  29
"HOUSEHOLDING" OF PROXY STATEMENTS AND ANNUAL REPORTS.........................................  30
ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS........................................  30

                               [LOGO]Capital One

                               -----------------

                                PROXY STATEMENT

                               -----------------

                         VOTING MATTERS AND PROCEDURES

What is the purpose of the annual meeting?

   At Capital One's annual meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Stockholder Meeting. In addition, Capital One's management will report on our performance during 2001 and respond to questions from stockholders.

Who can attend the annual meeting?

   There are no restrictions on who may attend the meeting or any formal requirements to attend the meeting. The members of the Board of Directors and senior management of Capital One, as well as representatives of Ernst & Young LLP, Capital One's independent auditors during 2001, will attend the meeting.

Who is requesting my vote?

   This proxy statement and the proxy card are being mailed and made available on the Internet at Capital One's website (www.capitalone.com) on or about March 19, 2002. The Board of Directors of Capital One is requesting your vote on the matters presented in this proxy. The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitations will be at the expense of Capital One. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $9,000, plus reasonable out-of-pocket expenses.

Who is entitled to vote?

   All holders of record of Capital One's common stock at the close of business on February 28, 2002 are entitled to vote. All stockholders are entitled to one vote for each share of common stock held by them for all matters submitted for a vote at the meeting. Cumulative voting for the election of directors is not permitted. On February 28, 2002, there were 219,516,887 shares of Capital One's common stock issued and outstanding.

Will a list of stockholders be made available?

   We will make a list of stockholders available at the annual meeting and, for ten days prior to the meeting, at our Northern Virginia offices located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4500. Please contact Capital One's Corporate Secretary at (703) 205-1000 if you wish to inspect the stockholders list prior to the annual meeting.

What constitutes a quorum?

   A quorum of stockholders is necessary to transact business at the annual meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated.

How do I vote?

   You can vote by either:

       . Signing and returning the enclosed proxy card or following the directions on the card for telephone or Internet voting (see below); or

       .  Casting your vote in person at the annual meeting.

   The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card, by telephone or via the Internet. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holders will vote your shares in favor of Items 1 and 2 on the proxy card and at their discretion for any other matters properly submitted to a vote at the meeting.

   If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to Capital One's Corporate Secretary at the address on the Notice of Annual Stockholder Meeting, (2) executing and delivering a later-dated proxy or (3) attending the meeting and voting in person.

   If you hold Capital One stock in "street name" through a broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares if you wish to vote in person at the annual meeting.

Can I vote by telephone or via the Internet?

   Instead of submitting your vote on the enclosed paper proxy card, you can vote by telephone or electronically via the Internet. See "Internet and Telephone Voting" on page 29 of this proxy statement for additional information. The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to vote your shares or give voting instructions, and to confirm that your instructions have been properly recorded. Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares are registered in your own name through Capital One's stock transfer agent, EquiServe Trust Company, N.A. ("EquiServe"), or held in "street name" through a broker, bank or other nominee.

How do I vote my 401(k) shares?

   If you participate in the Capital One Associate Savings Plan (the "Savings Plan"), you may vote the number of shares of common stock equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You may vote by giving instructions to American Express Trust Company, the trustee, via the voting instruction card being mailed with this proxy statement to plan participants, by telephone or via the Internet. The trustee will vote your shares in accordance with your duly executed instructions received by April 23, 2002. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I get Capital One's annual meeting materials delivered to me electronically next year?

   If you vote electronically via the Internet, you can consent to electronic delivery of future Capital One proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when prompted. See "Electronic Delivery of Future Annual Meeting Materials" on page 30 of this proxy statement for additional information. If you consent and Capital One delivers some or all of its future annual meeting materials to you by electronic mail or by posting materials to the Internet, you will not receive paper copies of these materials through the mail. Because electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing materials, we encourage you to consent to electronic delivery.

What vote is necessary to approve each item?

   Votes will be tabulated by the Inspector of Elections. The Board of Directors has appointed a representative of EquiServe to serve as the Inspector of Elections.

   Item 1 on the proxy card requests your vote for the three directors who are up for re-election this year. You may cast or withhold your vote for each of the nominees. The affirmative vote of a plurality of the votes cast at the meeting is required to elect directors. An abstention, therefore, will not be voted with respect to the director indicated, although it will be counted for purposes of determining whether there is a quorum.

   Item 2, the ratification of the selection of Ernst & Young LLP as independent auditors for 2002, will be approved if the holders of a majority of the shares present at the annual meeting in person or represented by proxy vote in favor of Item 2. Abstentions, therefore, have the same effect as a vote "against" the proposal.

   Under New York Stock Exchange rules, if you hold your shares through a broker and you do not submit a proxy, your broker will have discretionary authority to vote your shares according to the recommendations of Capital One's Board of Directors for each Item presented at the annual meeting.

What are the Board's recommendations?

   Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors as follows:

       .  for election of the nominated slate of directors (see page 27); and

       . for ratification of the selection of Ernst & Young LLP as Capital One's independent auditors for 2002 (see page 28).

   With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

            INFORMATION ABOUT CAPITAL ONE'S COMMON STOCK OWNERSHIP

Certain Beneficial Owners

   The following lists stockholders that are known to the company to own beneficially more than 5% of Capital One's common stock.

                                       Amount and Nature of   Percent of
              Name and Address        Beneficial Ownership(1)  Class(2)
              ----------------        ----------------------- ----------
        J.P. Morgan Chase & Co.(3)...       12,839,630           5.9%
          270 Park Avenue
          New York, New York 10017...
        Putnam Investments LLC(4)....       12,769,417           5.8%
          One Post Office Square
          Boston, Massachusetts 02109

--------
(1) Beneficial ownership is a term broadly defined under Securities and Exchange Commission ("SEC") rules and regulations. The information contained in this table is based on Schedule 13G reports filed with the SEC and the ownership interests indicated are current only as of the dates of filing with the SEC, as indicated below.
(2) All percentage calculations are based on the number of shares of common stock issued and outstanding on February 28, 2002, which was 219,516,887.
(3) On a Schedule 13G filed on February 14, 2002, J.P. Morgan Chase & Co. reported beneficial ownership of 12,839,630 shares of Capital One's common stock. J.P. Morgan Chase & Co. filed the report on behalf of itself and the following wholly owned subsidiaries: JP Morgan Chase Bank; J.P. Morgan Investment Management, Inc.; JP Morgan Trust Co., N.A.; Chase Manhattan, N.A.; and Robert Fleming Holdings, Ltd. J.P. Morgan Chase & Co. certified in its Schedule 13G that the shares of common stock were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
(4) On a Schedule 13G filed on February 13, 2002, Putnam Investments LLC reported beneficial ownership of 12,769,417 shares of Capital One's common stock. Putnam Investments LLC, a registered investment adviser, filed the report on behalf of itself, its parent holding company, Marsh & McLennan Companies, Inc., and two affiliated registered investment advisers named Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam Investments LLC reported that it shared voting and dispositive power for the shares with the other two named affiliated investment advisers. Putnam Investments LLC certified in its Schedule 13G that the shares of common stock were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Directors and Named Executive Officers

   The following table lists the beneficial ownership of Capital One's common stock, as of February 28, 2002, by our directors and the Named Executive Officers (as defined herein).

                                                               Amount and Nature of   Percent of
                      Name and Address*                       Beneficial Ownership(1)  Class(2)
                      -----------------                       ----------------------- ----------
Richard D. Fairbank..........................................        7,479,530(3)(4)     3.30%
Nigel W. Morris..............................................        4,033,582(3)(5)     1.80%
John G. Finneran, Jr.........................................          146,704(6)           **
Dennis H. Liberson...........................................          264,001(7)           **
David M. Willey..............................................          202,075(8)           **
W. Ronald Dietz..............................................           93,676(9)(10)       **
James A. Flick, Jr...........................................           76,500(11)          **
Patrick W. Gross.............................................           91,539(9)           **
James V. Kimsey..............................................          154,584(9)           **
Stanley I. Westreich.........................................        1,223,269(9)(12)    0.56%
All directors and executive officers as a group (16 persons).       14,390,607(13)       6.21%

--------
* All addresses are c/o Capital One Financial Corporation, 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4500.
**   Less than .5% of the outstanding shares of common stock.
(1) To Capital One's knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless we have indicated otherwise. The totals include shares of common stock (i) subject to options held by each person granted under Capital One's 1994 Stock Incentive Plan (the "1994 Stock Incentive Plan"), Capital One's 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan") or Capital One's 1995 Non-Employee Directors Stock Incentive Plan (the "1995 Directors Plan"), that are or will become exercisable within 60 days of February 28, 2002, and (ii) held by the executive officer under Capital One's 1994 Associate Stock Purchase Plan (the "Stock Purchase Plan").
(2) All percentage calculations are based on the number of shares of common stock issued and outstanding on February 28, 2002, which was 219,516,887.
(3) Includes 107,502 shares owned by Fairbank Morris, Inc. Messrs. Fairbank and Morris share voting and investment power for these shares.
(4)  Includes 6,800,287 shares issuable upon the exercise of options.
(5)  Includes 3,924,211 shares issuable upon the exercise of options.
(6)  Includes 119,652 shares issuable upon the exercise of options.
(7)  Includes 208,240 shares issuable upon the exercise of options.
(8) Includes 151,198 shares issuable upon the exercise of options. Does not include 8,145 shares and 67,336 shares issuable upon the exercise of options held by Mr. Willey's spouse and of which Mr. Willey disclaims beneficial ownership.
(9)  Includes 84,000 shares issuable upon the exercise of options.
(10) Does not include 3,555 shares held by Mr. Dietz's spouse and of which Mr. Dietz disclaims beneficial ownership.
(11) Includes 63,000 shares issuable upon the exercise of options.
(12) Includes 156,000 shares held in a trust, for which Mr. Westreich is the trustee and ultimate beneficiary. Does not include 7,590 shares held by Mr. Westreich's spouse and of which Mr. Westreich disclaims beneficial ownership.
(13) Includes 12,171,777 shares issuable upon the exercise of options for all directors and executive officers as a group. Does not include the shares held or issuable upon the exercise of options by others set forth in footnotes (8), (10) and (12) above.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One's executive officers and directors, and persons that beneficially own more than 10% of Capital One's common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. Based solely on our review of these reports and written representations furnished to us, we believe that in 2001 each of the reporting persons complied with these filing requirements, except for Dennis H. Liberson and Marjorie M. Connelly, who each filed one late report concerning an exercise of Capital One stock options. Mr. Liberson also filed a late report regarding the sale of Capital One's common stock.

            INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Introductions

   Capital One's directors and current executive officers are listed with a brief description of their business experience for the past five years.

Richard D. Fairbank        Chairman and Chief Executive Officer       Age 51

   Mr. Fairbank has been Chairman of the Board of Directors of Capital One since February 28, 1995. He has been Chief Executive Officer and a director since July 26, 1994. Mr. Fairbank is also Chairman of the Board of Directors of MasterCard International, Inc., and is Chairman of the Board of Directors of Capital One's two principal subsidiaries, Capital One Bank (the "Bank") and Capital One, F.S.B. (the "Savings Bank"). Mr. Fairbank is also Chief Executive Officer of the Bank.

Nigel W. Morris    President, Chief Operating Officer and Director    Age 43

   Mr. Morris has been a director of Capital One since February 28, 1995. He has been President and Chief Operating Officer since July 26, 1994. Mr. Morris is a director of Covance Inc. He is also a director of the Bank and the Savings Bank, and is President and Chief Operating Officer of the Bank.

Gregor Bailar   Executive Vice President and Chief Information Officer   Age 38

   Mr. Bailar joined Capital One in November 2001 as Executive Vice President and Chief Information Officer and is responsible for all technology activities for Capital One's businesses globally. Prior to joining Capital One, Mr. Bailar served as Chief Information Officer and Executive Vice President for Operations and Technology for the National Association of Securities Dealers, Inc./The Nasdaq Stock Market, from January 1998 until October 2001. From May 1997 through January 1998, Mr. Bailar was Managing Director of the Advanced Development Group, Global Corporate Banking, for Citicorp, N.A. Mr. Bailar served as Chief Technology Architect and Director of Enterprise Technology, and Division Executive of Global Relationship Banking for Citicorp, N.A. from May 1994 through April 1997. Since 2001, Mr. Bailar has also served as a director of Digitas, Inc.

Marjorie M. Connelly      Executive Vice President, Enterprise Services Group     Age 40

   Ms. Connelly joined Capital One in March 1994. She is Executive Vice President of the Enterprise Services Group, and is responsible for the management of the shared operational services supporting multiple lines of business. These services include direct marketing support, credit processing, back-office operations (statements, payments, embossing), fraud management, internet servicing, procurement and outsource management. Ms. Connelly is also responsible for operations supporting international activities. Ms. Connelly is currently a member of the VISA USA Card Operations Advisors Committee, VISA International Risk Advisors Committee, and Banking Industry Technology Secretariat. Ms. Connelly is also a director of the CJW Medical Center.

John G. Finneran, Jr.     Executive Vice President, General Counsel and Corporate Secretary     Age 52

   Mr. Finneran joined Capital One in September 1994. He is Executive Vice President, General Counsel and Corporate Secretary and is responsible for overseeing Capital One's legal and governmental affairs, compliance programs and internal audit functions.

Larry Klane     Executive Vice President, Corporate Development         Age 41

   Mr. Klane joined Capital One in June 2000. He is Executive Vice President, Corporate Development, responsible for corporate acquisitions and managing Amerifee Corporation and PeopleFirst, Inc., two of Capital One's subsidiaries. From October 1997 to May 2000, Mr. Klane served as Managing Director, Corporate Trust and Agency Services at DeutscheBank/Bankers Trust, where he was responsible for managing the global business. From September 1994 to October 1997, Mr. Klane served as Managing Director, Strategy and Business

Development at DeutscheBank/Bankers Trust, where he was responsible for developing and implementing strategy, including mergers and acquisitions and divestitures, for Global Institutional Services.

Dennis H. Liberson Executive     Vice President, Human Resources       Age 46

   Mr. Liberson joined Capital One in February 1995. He is Executive Vice President in charge of Human Resources and Corporate Real Estate and is responsible for the development and implementation of human resources programs, including programs related to compensation, benefits, recruitment, employee development, corporate real estate and capacity planning.

William J. McDonald     Executive Vice President, Brand Management     Age 45

   Mr. McDonald joined Capital One in September 1998. He is Executive Vice President for Brand Management, responsible for the marketing, advertising and global brand positioning of Capital One's businesses. Prior to joining Capital One, Mr. McDonald took a 15-month sabbatical. From March 1993 to June 1997, Mr. McDonald served as Executive Vice President and Chief Marketing Officer at Boston Chicken, Inc., where he was responsible for marketing and research and new product development functions, including brand growth strategies for Boston Market.

Peter A. Schnall            Executive Vice President               Age 38

   Mr. Schnall joined Capital One in August 1996. He is an Executive Vice President and is responsible for the marketing, credit policy and portfolio management of Capital One's Prime Plus card businesses in the United States. In addition, Mr. Schnall oversees credit risk management across the company.

David M. Willey  Executive Vice President and Chief Financial Officer  Age 41

   Mr. Willey is Capital One's Executive Vice President and Chief Financial Officer. He has been employed in various capacities by Capital One and its predecessor since September 1989. Mr. Willey is responsible for all financial business line finance groups, including treasury and financial risk management, corporate accounting and reporting, planning, and corporate communications. Mr. Willey is also a director of the Bank and a director and President of the Savings Bank.

Catherine West   Executive Vice President, U.S. Consumer Operations   Age 42

   Ms. West joined Capital One in March 2000. She is Executive Vice President, U.S. Consumer Operations, and is responsible for customer relations, collections and recoveries and customer contract operations in the United States. Prior to joining Capital One, Ms. West was Executive Vice President of Marketing Services and Operations for First USA Bank, where she was responsible for managing and growing inbound operations, retention, loyalty, sales and proactive servicing operations. From 1995 to 1998, Ms. West was Executive Vice President, Cardmember Operations at First USA Bank, where she directed the operations of six sites.

W. Ronald Dietz                 Director                       Age 59

   Mr. Dietz has been Managing Partner of Customer Contact Solutions, LLC, an advisory firm offering services in a broad range of customer handling and call center performance areas, since January 1999. As of January 1, 2002, Mr. Dietz has also become President of W.M. Putnam Company, a nationwide provider of both outsourced facilities management services to companies with networks of smaller offices as well as the outsourced supply and internal distribution of office consumables to large companies. He has been a director of Capital One since February 28, 1995. From September 1996 to September 1997 and from May 1998 to December 1998, he was President of Charter Associates, Ltd., a firm engaged in a variety of consulting and venture management activities. From September 1997 to May 1998, Mr. Dietz was the Chief Executive Officer of Technical Assistance Research Program in Rosslyn, Virginia, a call center and customer service advisory firm. Mr. Dietz is also a director of the Savings Bank.

James A. Flick, Jr.           Director                             Age 67

   Mr. Flick has been President and Chief Executive Officer of Winnow, Inc., a management consulting firm, since May 1994. From May 1994 until April 2001, he was also President and CEO of Dome Corporation, Baltimore, Maryland, a real estate development and management services company. He has been a director of Capital One since February 28, 1995. Mr. Flick is also a director of FTI Consulting, Inc. In addition, Mr. Flick is a director of the Bank and the Savings Bank.

Patrick W. Gross              Director                             Age 57

   Mr. Gross is a founder of American Management Systems, Inc., Fairfax, Virginia, an information technology consulting, software development, and systems integration firm, and is currently Chairman of its Executive Committee. He has served as a Principal Executive Officer and Managing Director of AMS since its incorporation in 1970. Mr. Gross is also Chairman of the board of directors of Baker and Taylor Holdings, Inc., Charlotte, North Carolina, a private company, and a director of Computer Network Technology Corporation, Minneapolis, Minnesota, Landmark Systems Corporation, Reston, Virginia, and Mobius Management Systems, Inc., all public companies. He has been a director of Capital One since February 28, 1995. Mr. Gross is also a director of the Savings Bank.

James V. Kimsey                Director                             Age 62

   Mr. Kimsey is the founding Chief Executive Officer and is currently Chairman Emeritus of America Online, Inc., Dulles, Virginia, and Chairman of the Kimsey Foundation. He is a director of Batterson Venture Partners and is on the Board of Advisors of Carousel Capital Partners. He has been a director of Capital One since February 28, 1995. Mr. Kimsey is also a director of the Bank.

Stanley I. Westreich           Director                             Age 65

   Mr. Westreich has been President of Westfield Realty, Inc., Arlington, Virginia, a real estate development and construction company, since 1965. He has been a director of Capital One since July 26, 1994. Mr. Westreich is also a director of the Bank.

Board Meetings

   The Board of Directors oversees Capital One's business and directs its management. The Board does not involve itself with the day-to-day operations and implementation of the business. Instead, the Board meets periodically with management to review Capital One's performance and its future business strategy. Members of the Board also regularly consult with management to keep informed about Capital One's progress. The full Board of Directors met seven times during 2001. Each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which he served during the year.

Committee Meetings

   The Board also conducts business through two committees: the Audit Committee and the Compensation Committee. The Compensation Committee met seven times and the Audit Committee met six times during 2001.

The Audit Committee   Members: Messrs. Dietz (Chairman), Flick and Gross. The
                      Audit Committee recommends the selection of independent auditors, approves the scope of the audits by the independent auditors and our internal auditors, and reviews audit findings, accounting policies and compliance matters. The Audit Committee investigates any audit or compliance matter brought to its attention. The
                      Audit Committee also reviews all reports of examination and management's responses and any transactions between Capital One and any of its directors, executive officers or their affiliates. All of the members of the Audit
                      Committee are independent, financially literate and have accounting or related financial management experience, as such qualifications are defined in the listing standards of the New York Stock Exchange and interpreted by the Board of Directors in its business judgment. The Board of Directors and the Audit Committee have adopted a Charter for the Audit Committee.

The Compensation      Members: Messrs. Westreich (Chairman), Kimsey and
Committee             Dietz.  The Compensation Committee recommends officers
                      for election or re-election and approves all salary levels and incentive awards for executive officers, subject to the Board's approval of compensation for Messrs. Fairbank and Morris. The Compensation Committee also administers Capital One's 1994 Stock Incentive Plan,
                      1999 Stock Incentive Plan, 2002 Non-Executive Officers
                      Stock Incentive Plan and Associate Stock Purchase Plan.
                      The Compensation Committee is composed entirely of directors who are not employees of Capital One and who are free from any relationships that in the opinion of the Board of Directors would interfere with their exercise of independent judgment.

Compensation of the Board

Annual Fees and       Directors who are not employees of Capital One receive a
Option Grants         retainer of $35,000 each year, options to purchase 21,900
                      shares every three years, and reimbursement of their expenses to attend meetings. They do not receive any additional fees for attending meetings or for being members of the Audit Committee or the Compensation
                      Committee, other than reimbursement of taxes arising from certain income attributable to them in connection with the Board's annual offsite meeting.

                      Each non-employee director has elected to give up their retainer and options for the years 1999, 2000 and 2001 in exchange for a one-time grant of performance-based options to purchase 99,498 shares of Capital One's common stock under Capital One's 1999 Non-Employee Directors Stock Incentive Plan (the "1999 Directors Plan"). These options were granted on April 29, 1999 and have an exercise price of $56.4583, which was the common stock's fair market value on that date (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape). These options will vest if Capital One's stock price reaches and remains at or above $100 for at least 10 trading days in any 30 calendar-day period on or before June 15, 2002. If the options do not reach this vesting target, they will terminate. The options will also vest immediately upon a change of control of Capital One on or before June 15, 2002. If a director ceases to serve as a director before the annual stockholder meeting in 2002, he will relinquish a pro rata portion of any unvested options based on the number of full years he has served as a director since April 1999. If these options vest, they will be generally exercisable until the earlier of April 29, 2009 or three years after the director ceases to serve as a director, but may terminate sooner if the director dies or ceases to serve as a director before the options become exercisable.

                      In addition, each non-employee director agreed to give up his retainer and stock options for the years 2002, 2003 and 2004 in exchange for a one-time grant of performance-based options to purchase 61,000 shares of Capital One's common stock under the 1999 Directors Plan. These options were granted on October 18, 2001 and have an exercise price of $48.535, which was the common stock's fair market value on that date (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape). These options will vest on October 18, 2010, or earlier under the following circumstances: (i) immediately upon a change of control of Capital

                      One; (ii) 20 days after Capital One achieves cumulative earnings per share of $5.03 or more in four consecutive fiscal quarters on or before December 31, 2004, or (iii) if Capital One's common stock achieves the following fair market value for any five (5) trading days on or before the following dates:

                            October 18, 2004 $ 83.87
                            October 18, 2005 $100.64
                            October 18, 2006 $120.77
                            October 18, 2007 $144.92
                            October 18, 2008 $173.91
                            October 18, 2009 $208.70
                            October 18, 2010 $250.43

                      If a director ceases to serve as a director before the annual stockholder meeting in 2005, he will relinquish a pro rata portion of any unvested options based on the number of full years he has served as a director since April 2002. The options are generally exercisable until the earlier of October 18, 2011 or three years after the director ceases to serve as a director, but may terminate sooner if the director dies or ceases to serve as a director before the options become exercisable.

                      Directors who are employees of Capital One receive no additional compensation for their service as directors.

Other Benefits        Under our 1994 Deferred Compensation Plan, directors who
                      are not employees of Capital One may voluntarily defer all of their annual fees and receive deferred income benefits. Director's accounts are credited monthly with an interest equivalent in an amount determined from time to time by Capital One. Directors electing this deferral will begin to receive their deferred income benefits in cash when they cease to be directors, or earlier if authorized by the Compensation Committee. Benefits are generally payable in monthly installments beginning within 90 days after retirement and extending no later than the date the individual reaches age 80. If a director dies before he receives these benefits, they will be paid to his beneficiaries or estates. Upon a change of control of Capital One and unless otherwise directed by a director, Capital One shall pay to each director within thirty days of the change of control, a lump sum cash payment equal to such director's account balance as of the date of the change of control.

Related Party
Transactions          From time to time, Capital One has retained American
                      Management Systems, Inc. ("AMS"), a consulting company specializing in information technology, applications and systems integration, to provide certain services. Mr.
                      Gross, a director of Capital One, is also a director and principal executive officer of AMS. Capital One and its subsidiaries entered into an agreement with AMS on April
                      5, 1995. Under this agreement, AMS agreed to perform general consulting and other tasks agreed to through work orders. During 2001, Capital One paid AMS a total of $1.4 million for services under this agreement. Capital One intends to continue its relationship with AMS in the future and believes that the terms of existing AMS agreements are, and that any future arrangements will be, fair and reasonable and no less favorable to Capital One than those we could obtain from unrelated third parties.

                      The Board of Directors has reviewed the arrangement between Capital One and AMS and has determined in its business judgment that it does not interfere with Mr. Gross' exercise of independent judgment as a member of the Audit Committee. In discharging its responsibility for making this determination under the New York Stock Exchange listing standards, the Board of Directors considered, among other factors, the materiality of the relationship to Capital One, to Mr. Gross, and to AMS.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

   The following table summarizes compensation awarded to, earned by or paid to our Chief Executive Officer and the other four most highly compensated executive officers for the year ended December 31, 2001 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                                Annual Compensation       Compensation
                                          ----------------------------    ------------
                                                                           Securities
                Name and                                                   Underlying    All Other
           Principal Position             Year     Salary     Bonus(1)      Options     Compensation
           ------------------             ----    --------    --------    ------------  ------------
RICHARD D. FAIRBANK...................... 2001    $      0(2) $      0(2)  3,560,206(3)   $     0
Chairman of the Board                     2000    $      0(4) $      0(2)     71,342      $     0
and Chief Executive Officer               1999    $      0(4) $      0(5)  1,130,661(2)   $     0

NIGEL W. MORRIS.......................... 2001    $      0(2) $      0(2)  2,304,000(3)   $     0
President, Chief Operating                2000    $      0(4) $      0(2)          0      $     0
Officer and Director                      1999    $      0(4) $      0(5)    753,774(2)   $     0

JOHN G. FINNERAN, JR..................... 2001    $363,333    $940,000       378,585(3)   $70,995(8)
Executive Vice President, General         2000    $348,000    $254,580(6)     41,309(7)   $20,722
Counsel and Corporate Secretary           1999    $284,667    $252,360(6)    133,906(7)   $11,702

DENNIS H. LIBERSON....................... 2001    $312,917    $810,750       389,326(3)   $65,417(8)
Executive Vice President, Human Resources 2000    $290,000    $227,864(6)     48,670(7)   $17,243
                                          1999    $226,875    $203,274(6)    135,345(7)   $11,307

DAVID M. WILLEY.......................... 2001(9) $335,083    $893,000       379,870(3)   $69,353(8)
Executive Vice President and              2000    $315,500    $239,650(6)     61,229(7)   $16,277
Chief Financial Officer                   1999    $254,167    $227,066(6)    143,055(7)   $16,743

--------
(1) Bonuses earned and reported for each calendar year are paid during the following calendar year.
(2) Under a compensation package approved by the Board of Directors on April 29, 1999 (EntrepreneurGrant IV), Messrs. Fairbank and Morris agreed to forego all salary and any benefits under Capital One's Associate Stock Purchase Plan ("Stock Purchase Plan"), Associate Savings Plan ("Savings Plan"), and Unfunded Excess Savings Plan ("Excess Savings Plan") for the year 2001 and all potential annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions for the years 2000 and 2001 in exchange for an award of performance-based options. The base salaries that Messrs. Fairbank and Morris would otherwise have received in 2001 were $1,000,000 and $700,000, respectively. At the time of the EntrepreneurGrant IV, estimated 2001 cash incentive bonuses for Messrs. Fairbank and Morris were $1,488,375 and $1,157,625, respectively. Capital One's EntrepreneurGrant programs are more fully described on pages 23-24 of the "Report of the Compensation Committee on Executive Compensation".
(3) Includes new stock options and reload options under the 1994 Stock Incentive Plan. Under a compensation package approved by the Board of Directors on October 18, 2001 (EntrepreneurGrant V), Messrs. Fairbank and Morris agreed to give up their entire salary and all benefits under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan, plus all potential annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions for the years 2002 and 2003 in exchange for an award of stock options. Under this agreement, Messrs. Fairbank and Morris were granted 2,121,000 and 1,414,000 performance-based stock options, respectively, and 1,335,000 and 890,000 time-based stock options, respectively. Also under EntrepreneurGrant V, Messrs. Finneran, Liberson and Willey elected to forgo up to 50% of their expected annual cash incentives for compensation years 2002, 2003 and 2004 in exchange for performance-based stock options. The number of stock options indicated next to their names for 2001 includes the following:
   Mr. Finneran 98,585; Mr. Liberson 84,892; and Mr. Willey 90,643. Capital One's EntrepreneurGrant programs are more fully described on pages 23-24 of the "Report of the Compensation Committee on Executive Compensation."
(4) Under a compensation package approved by the Board of Directors on December 18, 1997 (EntrepreneurGrant II), Messrs. Fairbank and Morris agreed to give up their entire salary and all benefits under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan for 1998, 1999 and 2000 in exchange for an award of performance-based options. Under this agreement, Messrs. Fairbank and Morris were granted 1,234,359 and 822,906 options, respectively. Capital One achieved the performance targets in 1998 and all of these options became exercisable.
(5) Under a compensation package approved by the Board of Directors on September 15, 1995 (EntrepeneurGrant I), Messrs. Fairbank and Morris agreed to give up all incentive compensation (other than salary and contributions under the Stock Purchase Plan, the Savings Plan and the Excess Savings
    Plan) for a period of five years beginning with the 1995 calendar year in exchange for performance-based options. Capital One achieved the performance targets and all of these options are exercisable.
(6) Under Capital One's EntrepreneurGrant II program, Messrs. Finneran, Liberson and Willey elected to forego a portion of their cash bonuses for three years beginning in 1998, in amounts equal to up to 50% of their annual target bonuses, in exchange for performance-based stock options granted in 1997. Under Capital One's EntrepreneurGrant III program, Messrs. Finneran, Liberson and Willey elected to forego an additional part of their cash bonuses for three years beginning in 1998, in amounts equal to up to 50% of their annual target bonuses (in addition to amounts previously foregone under EntrepreneurGrant II) in exchange for performance-based options granted in 1998. Capital One has achieved both the EntrepreneurGrant II and the EntrepreneurGrant III performance targets and all of these options are exercisable. Capital One's EntrepreneurGrant programs are more fully described on pages 23-24 of the "Report of the Compensation Committee on Executive Compensation." The amounts shown in this table are cash bonuses awarded, net of amounts foregone. Cash bonuses otherwise payable to Messrs. Finneran, Liberson and Willey were reduced for 1999 and 2000, as follows:

                    Bonuses Foregone for Stock Option Grants
                    -----------------------------------------
                    Executive           1999        2000
                    ---------         --------    --------
                    Mr. Finneran.... $135,720    $141,420
                    Mr. Liberson.... $108,576    $113,136
                    Mr. Willey...... $119,434    $124,450

(7) Includes new stock options and reload options under the 1994 Stock Incentive Plan and the 1999 Stock Incentive Plan. Under Capital One's EntrepreneurGrant IV program, in 1999 Messrs. Finneran, Liberson and Willey elected to forego annual stock option grants from Capital One for compensation years 1999 and 2000 in exchange for an award of stock options. The number of stock options indicated next to their names for 1999 includes 132,708 options awarded pursuant to EntrepreneurGrant IV. Capital One's EntrepreneurGrant programs are more fully described on pages 23-24 of the "Report of the Compensation Committee on Executive Compensation."
(8) All other compensation consists of the amount of contributions Capital One made under the Stock Purchase Plan and the Savings Plan and credits to the account of the associate under the Excess Savings Plan. For 2001, matching company contributions equal to 17.65% of the associate contributions under the Stock Purchase Plan were: Mr. Finneran $0; Mr. Liberson $2,762; and Mr. Willey $0. For 2001, Capital One's contributions to the Savings Plan were:
    Mr. Finneran $15,300; Mr. Liberson $15,300; and Mr. Willey $15,300. The amounts of matching credits under the Excess Savings Plan during 2001 were:
    Mr. Finneran $40,312; Mr. Liberson $33,370; and Mr. Willey $36,426.
(9) Does not include compensation paid to Mr. Willey's spouse, who has been employed by Capital One or its predecessor since 1990 and is a Vice President. During 2001, Mr. Willey's spouse earned a total salary and bonus of approximately $413,067. She also received 76,427 options to purchase stock, including reload options, 2,580 shares of restricted stock, a special retention grant received by all Vice Presidents of Capital One, and options from participation in Entrepreneur Grant V. From time to time, Mr. Willey's spouse also exercises stock options that have been granted to her during the course of her career with Capital One. Capital One believes that she has been compensated fairly and reasonably for her services as compared to similarly situated executives at Capital One.

Option Grant Table

   The following table sets forth information concerning grants of stock options made to the Named Executive Officers in 2001.

                              2001 OPTION GRANTS

                                               Individual Grants
                              ----------------------------------------------------
                                                                                   Potential Realizable Value at
                              Number of        % of Total                          Assumed Annual Rates of Stock
                              Securities        Options                            Price Appreciation For Option
                              Underlying       Granted to     Exercise                        Term(1)
                               Options     Associates for the Price per Expiration -----------------------------
            Name               Granted      2001 Fiscal Year  Share(2)     Date          5%            10%
            ----              ----------   ------------------ --------- ----------  -----------    ------------
Richard D. Fairbank..........   104,206(3)        0.49%       $ 66.790   11/15/04  $ 1,431,392    $  3,069,508
                              2,121,000(4)       10.05%       $ 48.535   10/18/11  $64,740,131    $164,064,228
                              1,335,000(5)        6.32%       $ 48.535   10/18/11  $40,748,739    $103,265,321
Nigel W. Morris.............. 1,414,000(4)        6.70%       $ 48.535   10/18/11  $43,160,088    $109,376,138
                                890,000(5)        4.22%       $ 48.535   10/18/11  $27,165,826    $ 68,843,547
John G. Finneran, Jr.........    98,585(4)        0.47%       $ 48.535   10/18/11  $ 3,009,149    $  7,625,776
                                175,000(5)        0.83%       $ 48.535   10/18/06  $ 2,346,645    $  5,185,443
                                105,000(5)        0.50%       $ 49.065   12/13/11  $ 3,239,955    $  8,210,682
Dennis H. Liberson...........    14,802(3)        0.07%       $64.6875   01/23/07  $   325,642    $    738,774
                                  9,411(3)        0.04%       $64.6875   12/11/07  $   244,357    $    568,169
                                    221(3)           *        $62.8375   12/11/07  $     5,260    $     12,121
                                 84,892(4)        0.40%       $ 48.535   10/18/11  $ 2,591,193    $  6,566,591
                                175,000(5)        0.83%       $ 48.535   10/18/06  $ 2,346,645    $  5,185,443
                                105,000(5)        0.50%       $ 49.065   12/13/11  $ 3,239,955    $  8,210,682
David M. Willey..............     9,227(3)        0.04%       $ 67.485   12/11/07  $   232,379    $    534,281
                                 90,643(4)        0.43%       $ 48.535   10/18/11  $ 2,766,733    $  7,011,444
                                175,000(5)        0.83%       $ 48.535   10/18/06  $ 2,346,645    $  5,185,443
                                105,000(5)        0.50%       $ 49.065   12/13/11  $ 3,239,955    $  8,210,682

--------
*   Less than .01% of total options granted to associates in 2001.
(1) The dollar amounts under these columns are calculated based on assumed rates of stock appreciation prescribed by the SEC and are not intended to be a forecast of possible future stock price appreciation.
(2) Equal to the fair market value of the common stock on the date of grant determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.
(3) These options are reload options that were granted under the 1994 Stock Incentive Plan. Reload options are granted at the time an executive officer surrenders shares of common stock that have been owned for at least six months as payment for the exercise price of a previously granted option. One reload option with an exercise price equal to the fair market value on the date of grant is issued for each such share surrendered. Rather than enhance his or her holdings, reload options are intended to enable an associate who exercises an option by tendering previously owned shares to remain in the same economic position, or "equity position,"
   with respect to potential appreciation in the common stock as if he or she had continued to hold the original option unexercised. As such, reload options meet Capital One's objective of fostering continued stock ownership by our associates, but the receipt of reload options by an associate does not result in a net increase in his or her equity position. Reload options are exercisable, in full, six months after their grant date and immediately upon a change of control. Reload options do not have a reload feature.
(4) On October 18, 2001, the Board of Directors approved awards of options to Messrs. Fairbank, Morris, Finneran, Liberson and Willey under EntrepreneurGrant V. Messrs. Fairbank and Morris were granted performance-based and time-based awards in exchange for their agreement to forgo all salary and any benefits under the Stock Purchase Plan, the Savings Plan and the Excess Savings Plan, plus all potential annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions, for the years 2002 and 2003. Messrs. Finneran, Liberson and Willey were granted awards of performance-based options in exchange for their election to forgo up to 50% of their expected annual cash incentives for compensation years 2002, 2003 and 2004. All of these options vest on October 18, 2007. Vesting of the performance-based options will be accelerated if (i) the fair market value of Capital One's common stock reaches and remains at or above $83.87, $100.64, $120.77 or $144.92 for at least five trading days on or before October 18, 2004, 2005, 2006 or 2007, respectively; (ii) 20 days after Capital One achieves cumulative earnings per share of $5.03 or more in four consecutive fiscal quarters on or before December 31, 2004; or (iii) upon a change of control of Capital One. These options are transferable only to or for the benefit of immediate family members. EntrepreneurGrant V is more fully described on pages 23-24 of the "Report of the Compensation Committee on Executive Compensation."
(5) These options are time-based options that vest in equal annual increments over three years, are transferable only to or for the benefit of immediate family members and have a reload feature.

Option Exercise and Option Value Table

   The following table sets forth information concerning exercises of stock options made by the Named Executive Officers in 2001 and the values of unexercised options held by the Named Executive Officers at 2001 year end.

                    2001 OPTION EXERCISES AND OPTION VALUES

                                                      Number of Securities
                                                     Underlying Unexercised       Value of Unexercised
                        Shares                           Options at 2001          In-the-Money Options
                       Acquired                             Year End                at 2001 Year End
        Name          on Exercise Value Realized(1) Exercisable/Unexercisable Exercisable/Unexercisable(2)
--------------------- ----------- ----------------- ------------------------- ----------------------------
Richard D. Fairbank..  2,342,647    $142,231,274       6,800,287/4,586,661      $262,394,872/$20,753,280
Nigel W. Morris......  1,548,146    $ 89,546,398       3,924,211/3,057,774      $149,775,043/$13,835,520
John G. Finneran, Jr.    305,400    $ 15,530,142           119,652/535,293         $2,069,466/$2,413,712
Dennis H. Liberson...    131,954    $  6,618,117           208,240/521,600         $4,397,297/$2,331,486
David M. Willey......    137,637    $  6,871,381           151,195/527,351         $1,957,060/$2,366,021

--------
(1) The value realized is the net value of the shares (market price less the exercise price) received.
(2) In-the-Money Options are those for which the 2001 year-end market price of the underlying shares of common stock exceeded the exercise price of the option. The value of the In-the-Money Options is the difference between the market price (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape on the last business day of 2001) of the common stock ($54.54 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

Company Arrangements with Executive Officers

Employment Agreements Capital One does not have employment agreements with any of its executive officers. The compensation arrangements with these officers, however, encourage their continued employment with Capital One.

Change of Control     All of the executive officers identified on pages 7-9 of
Employment Agreements "Information About Our Directors and Executive Officers"
                      have change of control employment agreements. The agreements are designed to ensure that if a change of control of Capital One occurs, our business will continue with minimal disruption because these agreements provide greater employment security to key operational and management executives. A change of control will occur if one or more of the following events take place: (i) an acquisition of 20% (or, if shares are purchased from Capital One, 40%) or more of Capital One's common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) certain mergers involving Capital One, or (iv) the liquidation, dissolution or sale of all or substantially all of Capital One's assets.

                      The agreements with Messrs. Fairbank, Morris and Finneran entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of three times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within three years of the change of control they are terminated without cause, or if they voluntarily leave for good reason (which includes leaving for any reason during the 30-day period beginning one year after a change in control). Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control.

                      All other executive officers identified on pages 7-9 of "Information About Our Directors and Executive Officers" have change of control agreements that entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of two times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within two years of the change of control they are terminated without cause, or if they voluntarily leave for good reason. Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control.

Pension Plans

General In 1995, Capital One made a number of changes to its pension and deferred compensation plans. Among the changes were that we stopped making further pay-based contributions to Capital One's cash balance pension plan (the "Cash Balance Pension Plan") and the related excess cash balance pension plan (the "Excess Cash Balance Plan"). Capital One also eliminated the Executive Employees Supplemental Retirement Plan and the ability of executive officers to defer compensation under the 1994 Deferred Compensation Plan.

Cash Balance Pension Before each was amended in November 1995, Capital One Plan and Excess Cash offered a Cash Balance Pension Plan and an Excess Cash
Balance Plan          Balance Pension Plan to all full-time salaried associates
                      and certain executive officers, respectively, of Capital
                      One and its subsidiaries. The Cash Balance Pension Plan is a type of defined benefit plan intended to qualify under Section 401(a) of the Internal Revenue Code, under which participants were credited with certain pay-based credits for all annual paid compensation up to $150,000, as indexed for cost of living increases. The Excess Cash
                      Balance Plan provided additional benefits to participants to the extent benefits under the Cash Balance Pension
                      Plan were restricted because of limitations imposed by provisions of the Internal Revenue Code.

                      In November 1995, Capital One amended the Cash Balance Pension Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest credits continue to be credited on plan balances on a quarterly basis. Based on account balances as of January 1, 2002, the projected annual retirement benefits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, respectively, are $278 and $685 for Mr. Fairbank; $401 and $526 for Mr. Morris; $193 and $108 for Mr. Finneran; $173.34 and $7.20 for Mr. Liberson; and $889 and $164 for Mr. Willey. Messrs. Fairbank and Morris are currently credited with thirteen years of service under the plans; Messrs. Finneran, Liberson and Willey are currently credited with seven, six and twelve years of service under the plans, respectively. These projected benefits assume interest credits under the Cash Balance Plan to be 4.77% per annum and under the Excess Cash Balance Plan to be 4.75% per annum.

                      In lieu of the pay-based credits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, beginning January 1, 1996, Capital One began making automatic contributions equal to 3% of an associate's eligible compensation to the associate's account in the Savings Plan and, if applicable, the Excess Savings Plan.

Performance Graph

   The following graph compares cumulative total stockholder return on our common stock with the S&P Composite 500 Stock Index and an industry index, the S&P Financial Composite Index, for the period from December 31, 1996 to December 31, 2001. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1996 and that all dividends were reinvested. The stock price performance on the graph below is not necessarily indicative of future performance.





                                          [CHART]

  5 Year Indexed Total Return to Shareholders

        S&P 500    Capital One    S&P Financials
1996    100.00     100.00         100.00
1997    133.35     151.77         148.1
1998    171.46     323.27         165.03
1999    207.54     407.38         171.58
2000    188.65     557.63         216.33
2001    166.24     457.98         196.99


                            1996    1997    1998    1999    2000    2001
                           ------- ------- ------- ------- ------- -------
      S & P 500            $100.00 $133.35 $171.46 $207.54 $188.65 $166.24
      Capital One          $100.00 $151.77 $323.27 $407.38 $557.63 $457.98
      S&P Financials Index $100.00 $148.10 $165.03 $171.58 $216.33 $196.99

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

   As the Compensation Committee of the Board of Directors, we offer this report to describe the compensation philosophy and policies underlying our recommendations to the Board of Directors for the 2001 compensation package of Capital One's senior management generally and the Chief Executive Officer and the President and Chief Operating Officer more specifically.

Compensation Philosophy

   We have designed and adopted a compensation strategy for Capital One's senior management based on three underlying principles: recruitment and retention of top executive talent, value creation and flexibility. Although we believe that executive compensation should be market based, we also believe that compensation packages have to provide our senior management with the opportunity for compensation to exceed market standards to enable us to recruit and retain top performers with the necessary skills and talent. Our senior management compensation program is therefore heavily focused on equity-based compensation and the resulting link to stockholder value. In 2001 we used stock options and, primarily for non-executive officers, restricted stock as the principal vehicles for our senior managers to achieve an above-market compensation opportunity. As a result, our compensation packages reward the accomplishments of senior management primarily to the extent such accomplishments create stockholder wealth and earnings performance, which we believe in the long run drives stockholder wealth. We believe that such a stock-based program best aligns the interests of senior management with the interests of stockholders and is in the best interests of Capital One and its stockholders. We expect to continue to rely heavily on stock-based compensation in 2002 and onward to the extent it is prudent in light of market and business opportunities. We also believe that Capital One's compensation program must maintain the flexibility to respond rapidly to market conditions. Accordingly, from time to time we have adjusted both the cash and long-term incentive components of our compensation program to maintain management's alignment with stockholder interests, to enhance recruitment and retention and to promote Capital One's business strategies.

Methodology for Determining Compensation

   Compensation Comparators. In determining the overall amount of compensation to be paid in 2001, we considered the compensation paid to similar executives within (i) those organizations against whom Capital One competes to recruit senior managers, (ii) companies in the financial services sector generally and
(iii) other credit card companies.

   Surveys. We reviewed surveys, published by leading compensation consulting firms, showing compensation levels for senior managers in the group of comparable companies. In addition, with respect to the compensation of the Chief Executive Officer, the President and Chief Operating Officer, and our other named executive officers, we reviewed information presented by our independent compensation consultants.

   Entrepreneurial Approach. To support an entrepreneurial approach, we developed a compensation package that emphasizes the use of stock-based incentives. In making the decision on how to structure the compensation package for all of our executives during 2001, we considered the balance between vesting based on stock price performance and vesting based on time. We included both components in our executive compensation in recognition of our sustained and strong company performance since our initial public offering in 1994 as well as to provide long-term performance incentives and believe that both components enhance retention.

   In 2001, we provided incentives in the form of stock options for our executive officers and a combination of stock options and restricted stock for other members of senior management. Stock options have been the only form of compensation for our Chief Executive Officer and our President and Chief Operating Officer since 1997, and they have agreed to forego all salary, bonus, and annual option grants through 2003 in exchange for further stock options. We believe that stock-based incentives serve to align the interests of management with those of our stockholders and we periodically re-evaluate our opportunities to enhance and refine that alignment through stock-based compensation vehicles.

   Tier Structure. Capital One uses management "Tiers" in determining the overall compensation of its associates, including the executive officers, and assigns each member of senior management to a designated Tier based on job responsibility and such associate's contribution to the management of Capital One. Our senior management comprises Tiers 1 through 4, with our executive officers as Tier 1.

Components of the Executive Compensation Program

   In 2001, senior management was eligible to receive compensation in three forms:

  .  base salary;

  .  annual cash incentive awards that vary with performance; and

  . stock-based incentives in the form of annual and special grants of stock options and, for non-executive officers, restricted stock.

   Each compensation component is offered to senior management in various combinations, depending on the associate's Tier. Capital One targets the total compensation (base salary, annual cash incentive and stock-based incentives) for its senior management group at the 75th percentile of similar groups of senior management at competing companies.

   Base Salary. Each management Tier has a salary band. The salary band defines the minimum and maximum salary levels for the Tier. Aggregate salaries for the senior management group are based on the 50th percentile for the pool of similar executives at competing companies. Individual salaries within the band reflect the associate's scope of responsibility, prior experience and accomplishments, and other individual factors, as well as market data on salary levels for comparable positions. Base salaries are adjusted annually within the salary bands depending on individual performance, and are determined based on subjective evaluations of various factors, including recent performance and time in the job. Capital One expects to adhere rigorously to the 50th percentile level for aggregate senior management salaries and therefore adjustments in targeted base salaries will be limited only to amounts necessary to maintain such level.

   Annual Cash Incentives. The compensation program also provides senior management with annual cash incentive awards based on individual and corporate performance criteria. Annual cash incentive targets in 2001 were a specified percentage (between 33% and 87%) of the base salary amount for each Tier such that expected total cash compensation (base salary and annual cash incentives) for the senior management group is at approximately the 65th percentile of similar groups of senior management at competing companies. Actual cash incentive awards are determined based on a combination of corporate and individual performance and may be greater or less than the targeted annual incentive. Annual incentives can exceed 300% of the target levels when performance exceeds the targeted criteria. Performance below the threshold level results in no award.

   Individual performance is based on subjective evaluations of factors similar to the criteria specified above for adjustments in base salaries. Our measurement of corporate performance has two components: one based on our annual growth in earnings per share and another comparing this annual growth in earnings per share to the median for the companies comprising the Standard & Poor's 500 Index.

   Stock-Based Awards. Senior management earns stock-based awards as part of their long-term incentive compensation. Stock-based awards may from time to time consist of stock options, restricted stock or stock appreciation rights. In 2001, stock-based awards were made primarily in the form of stock options to purchase Capital One common shares. For our Tier 2, 3 and 4 associates, stock-based awards also included restricted stock. We believe that stock options and restricted stock also provide senior management with a strong economic interest to maximize stockholder value, and align the interests of senior management with those of stockholders. Stock options are granted with an exercise price equal to or greater than the market price on the grant date and therefore have no economic value unless Capital One's stock price increases. Typically, stock options become exercisable in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock generally becomes freely transferable in full on the third anniversary of the grant date. Given Capital One's emphasis on stock options and restricted stock in the overall compensation package, a senior manager's total compensation will be highly dependent on the performance of the common stock. This compensation component is intended to encourage individual commitment to corporate business strategies and to focus senior management on improving stock performance.

   Individual grants are determined by reference to competitively defined stock-based award targets that are established for each Tier. Actual grant levels are further influenced by individual performance. In evaluating individual performance, we consider a senior manager's responsibilities, recent performance and accomplishments and the expected future contribution of the officer to Capital One's performance. We determine individual performance based on a subjective evaluation of these factors.

   In 2001, we recommended and the Board of Directors approved amendments to the 1994 Stock Incentive Plan to increase the number of shares of common stock that may be issued pursuant to the exercise of stock options and other incentive awards by a total of 22,000,000 shares. We used these shares primarily for annual stock option awards to Tiers 1 through 6, EntrepreneurGrant V, and a special grant of stock options to all of our senior managers other than the Chief Executive Officer and the President and Chief Operating Officer designed to enhance retention and to ensure that the compensation we pay to our senior management remained competitive. In January 2002, we also recommended and the Board of Directors approved Capital One's 2002 Non-Executive Officer Stock Incentive Plan with 8,500,000 shares of common stock available for issuance through grants of stock options, restricted stock, incentive stock and stock appreciation rights. All Capital One associates are eligible to participate in the 2002 Non-Executive Officer Stock Incentive Plan except for our Chief Executive Officer, President and Chief Operating Officer, and the other executive officers.

   EntrepreneurGrants. To link management's interest more closely with that of Capital One's stockholders and to retain our senior management team, we have developed a series of stock option grants to senior management under which managers can elect to give up some form of compensation in exchange for an additional stock option grant. These additional grants are generally referred to as "EntrepreneurGrants." EntrepreneurGrants have been designed with the aid of our independent consultants to resemble the compensation structures of highly entrepreneurial companies and are highly dependent on the performance of Capital One's common stock.

   Capital One has sponsored five separate EntrepreneurGrant programs for its senior management, beginning in 1995. Generally, senior managers have been given the chance to forego a portion of their future salaries, cash bonuses or annual stock option grants in exchange for stock options with an exercise price not less than the fair market value of Capital One's stock on the date of grant. In return, the executive received stock options with either an annual vesting schedule, a cliff vest on a future date, performance-based vesting if Capital One's stock price or earnings per share growth reached and remained at a pre-determined level within a specified timeframe, or a combination of those features. All of Capital One's stock options will vest immediately if a change of control, as defined in the 1994 Stock Incentive Plan, occurs.

   EntrepreneurGrants with performance-based vesting criteria have generally set the target stock price or earnings per share growth to represent an average increase of 20% annually from the date of grant through the vesting deadline. Three of the five EntrepreneurGrant programs have achieved either their target price or their final vesting date and have therefore vested. In 2001, we amended an existing EntrepreneurGrant and created a new EntrepreneurGrant. In May 2001, we modified the terms of the options granted under the EntrepreneurGrant IV program to extend the performance-based vesting criteria through 2004 and, for Tier 3 and

4 executives only, to add a fixed vesting date in 2005 for 50% of the options for retention purposes. Under the new provisions, options granted under EntrepreneurGrant IV will vest on April 29, 2008, or earlier under the following circumstances: (i) immediately upon a change of control of Capital One; (ii) on April 29, 2005 for 50% of the options for Tier 3 and 4 managers; and (iii) if Capital One's common stock achieves the following fair market value for at least ten (10) trading days in any thirty (30) consecutive calendar day period on or before the following dates: $120.00 by June 15, 2002, or $144.00 by June 15, 2004. In October 2001, executives in Tiers 1, 2 and 3 were given the opportunity to forego up to 50% of their anticipated cash bonuses for 2002, 2003 and 2004 in exchange for performance-based stock options in the program that we call EntrepreneurGrant V. As part of that program, our Chief Executive Officer and our President and Chief Operating Officer also agreed to forego all cash and annual stock option compensation for 2002 and 2003, in exchange for standard and performance-based options.

   Participation rates in our EntrepreneurGrants have historically exceeded 85%, with an 89% participation rate in our most recent EntrepreneurGrant in October 2001. Occasionally, we will offer new members of senior management the opportunity to participate in a prior grant, with an exercise price reflecting the higher of the original grant's exercise price or the fair market value of Capital One's stock on the date of the catch-up grant. Participation rates are generally slightly lower for catch-up grants.

   Compensation of the Chief Executive Officer and the President and Chief Operating Officer. Mr. Fairbank, our Chief Executive Officer, and Mr. Morris, our President and Chief Operating Officer, received no cash salary, cash incentive or annual stock-based incentive for their services during 2001. Instead, Messrs. Fairbank and Morris have elected under our EntrepeneurGrant programs to give up their entire salary and cash incentive for 1997 through 2003, and their annual stock option grants for 2000 through 2003, in exchange for standard and performance-based stock options under the EntrepreneurGrants described above. In this way, we believe that the interests of our top executives have been aligned directly with the interests of our stockholders, so that Messrs. Fairbank and Morris have the opportunity to receive compensation for their services only if Capital One's stock price reaches and exceeds pre-determined thresholds.

   As with the philosophy discussed above for structuring the compensation package for all of our executives, our decision regarding the 2001 compensation for Messrs. Fairbank and Morris was made by valuing their overall incentives in relation to the 75th percentile of our comparator group and balancing between vesting based on stock price performance and vesting based on time. We believe that this process not only ensures alignment with the interests of our stockholders in the short-term, but also ensures that Messrs. Fairbank and Morris have incentives that will motivate them to pursue future business growth opportunities and operational goals that align them with shareholder interests in the long-term.

Deductibility of Compensation Expenses

   Section 162(m) of the Internal Revenue Code provides that compensation that is paid to the chief executive officer or to any of the four most highly compensated executive officers (other than the chief executive officer) in excess of $1 million is generally not deductible by Capital One for federal income tax purposes unless it qualifies as "performance-based" compensation. To qualify as "performance-based" under Section 162(m), compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on the achievement of objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved. Committee certification is not required, however, if the compensation is attributable solely to the increase in the value of Capital One's stock.

   The Committee has considered the impact of this tax code provision in designing Capital One's compensation plans. While certain amounts were nondeductible in 2001 with respect to compensation paid to our Named Executive Officers, we believe it is more important to have executive officers focused on the business opportunities afforded by Capital One's information-based strategies than to use inappropriate measures to capture the benefits of the tax deduction. Accordingly, the Committee has and intends in the future to take such steps as it deems reasonably practicable to minimize the impact of Section 162(m).

                                          The Compensation Committee

                                          Stanley I. Westreich (Chairman)
                                          James V. Kimsey
                                          W. Ronald Dietz

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be incorporated by reference into any of Capital One's previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee's charter was approved by the full Board of Directors on April 27, 2000 and re-approved on April 26, 2001. A copy of the Audit Committee's charter was attached as an appendix to Capital One's 2001 Proxy Statement.

   In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Capital One's accounting, auditing and financial reporting practices. As the Audit Committee, its primary responsibilities can be classified into three broad categories:

       . first, the Audit Committee monitors the integrity of Capital One's financial statements;

       . second, the Audit Committee monitors Capital One's compliance with legal and regulatory requirements; and

       . third, the Audit Committee monitors the independence and performance of Capital One's independent and internal auditors.

   The Audit Committee has implemented procedures to ensure that it devotes the attention it deems necessary or appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit Committee met six times during 2001.

   In discharging its oversight responsibility, the Audit Committee has reviewed and discussed Capital One's audited financial statements for the fiscal year ended December 31, 2001 with management and Ernst &Young LLP, our independent auditors. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification for Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures and the letter from Ernst &
Young required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed Ernst & Young's independence with Ernst & Young. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit Committee has approved including the audited financial statements in our annual report on Form 10-K for the fiscal year ending December 31, 2001 for filing with the Securities and Exchange Commission.

                                          The Audit Committee

                                          W. Ronald Dietz (Chairman)
                                          James A. Flick, Jr.
                                          Patrick W. Gross

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any of Capital One's previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

                             ELECTION OF DIRECTORS

                          (Item 1 on the Proxy Card)

   The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. At the 2000 annual meeting, Richard D. Fairbank and Stanley
I. Westreich were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2003. At the 2001 annual meeting, Nigel W. Morris and W. Ronald Dietz were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2004. All of the current directors began serving as directors as of the close of business on February 28, 1995, except Mr. Fairbank and Mr. Westreich, who have served as directors since July 26, 1994.

   The nominees for re-election this year are James A. Flick, Jr., Patrick W. Gross and James V. Kimsey. Each has consented to serve a three-year term. Information about the three proposed nominees for election as directors, and about each other current director whose term will continue after the annual meeting, is set forth under "Information About Our Directors and Executive Officers" starting on page 7 of this proxy statement.

   In the event a nominee should not continue to be available for election, the Board may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

   Directors will be elected by a plurality of the votes cast for the election of directors at the meeting. Cumulative voting is not permitted.

   The Board recommends a vote "FOR" each of these director nominees.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                          (Item 2 on the Proxy Card)

   The Audit Committee, pursuant to authority granted to it by the Board of Directors, has selected the firm of Ernst & Young LLP as independent auditors for 2002. The Board is submitting this proposal to the vote of the stockholders in order to ratify the Audit Committee's selection. If stockholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will reconsider the selection of independent auditors.

   Capital One has paid or expects to pay the following fees to Ernst & Young LLP for work performed in 2001 or attributable to Ernst & Young LLP's audit of Capital One's 2001 financial statements: annual audit $598,000; financial information system design and implementation $0; and all other fees $4,914,000, including audit-related services of $2,055,000 and non-audit services of $2,859,000. Audit-related services generally include fees for Securities and Exchange Commission registration statements, securitization and other funding transactions, internal control and compliance procedures related to securitization trusts, employee benefit and statutory audits, internal audit assistance and accounting consultations. Non-audit services relate principally to tax services.

   The Audit Committee has reviewed the fees paid to Ernst & Young LLP and has considered whether the fees paid for non-audit services are compatible with maintaining Ernst & Young LLP's independence.

   Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as independent auditors for 2002. Therefore, abstentions effectively count as votes against this proposal.

   The Board recommends a vote "FOR" the ratification of Ernst & Young LLP as the independent auditors for 2002.

                                OTHER BUSINESS

   We know of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

                         ANNUAL REPORT TO STOCKHOLDERS

   The Annual Report to Stockholders for the fiscal year ended December 31, 2001, including consolidated financial statements, is being furnished along with this proxy statement to stockholders of record on February 28, 2002. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission, may be obtained at the annual meeting, at the SEC's website at www.sec.gov, at our website at www.capitalone.com, or by contacting our Investor Relations department at our address on the Notice of Annual Stockholder Meeting.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   If you wish to present a stockholder proposal at the 2003 annual meeting and wish to have such proposal considered for inclusion in our 2003 proxy statement, you must send the proposal, along with any supporting statement, to our Corporate Secretary, so that it is received at the address on the Notice of Annual Stockholder Meeting on or before November 20, 2002. All proposals must comply with applicable SEC regulations.

   Under our bylaws, if you wish to nominate directors for election, or present other business before the stockholders at the annual meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary not before January 25, 2003 and not after February 14, 2003. If the annual meeting for 2002 is not within thirty days before or seventy days after April 25, 2003, the anniversary date of this year's annual meeting, you must send notice within ten days following any notice or publication of the meeting. Your notice must include certain information specified in our bylaws concerning the nomination or the business. A copy of our bylaws may be obtained from the Corporate Secretary at Capital One's address on the Notice of Annual Stockholder Meeting.

                         INTERNET AND TELEPHONE VOTING

Shares Directly Registered in the Name of the Stockholder

   Stockholders with shares registered directly with Capital One's transfer agent, EquiServe Trust Company, N.A., may vote telephonically by calling EquiServe at 877-PRX-VOTE (877-779-8683) or electronically via the Internet at www.eproxyvote.com/cof. Votes submitted telephonically or via the Internet through EquiServe's program must be received by 11:59 PM (EST) on April 24, 2002. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the annual meeting.

Shares Registered in the Name of a Brokerage Firm or Bank

   A number of brokerage firms and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number or via the Internet as set forth on your voting form. Votes submitted via the Internet through the ADP program must be received by 11:59 PM (EST) on April 24, 2002. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the annual meeting.

   Proxies given pursuant to Internet and telephone voting are permitted under applicable law. These telephone and Internet voting procedures are designed to authenticate a stockholder's identity, to allow a stockholder to give his or her voting instructions and to confirm that a stockholder's instructions have been recorded properly. Stockholders voting via the Internet through either EquiServe or ADP should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

             "HOUSEHOLDING" OF PROXY STATEMENTS AND ANNUAL REPORTS

   Capital One may this year deliver only one copy of this proxy statement and our 2001 Annual Report to multiple shareholders sharing the same address. This delivery method, known as "householding," can save Capital One a significant portion of our printing and mailing costs.

   If you did not receive an individual copy of this proxy statement or Capital One's 2001 Annual Report, and you would like separate copies, please contact Capital One's Investor Relations department at our address on the front cover of this proxy statement, or by telephone at (703) 205-1000.

   If you would like to receive separate copies of future Capital One proxy statements and annual reports, or if you are currently receiving multiple copies and would like to request householding in the future, please contact your broker or Capital One's Investor Relations department.

            ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

   Capital One is offering its stockholders the opportunity to consent to receiving Capital One's future proxy materials and annual reports electronically by providing the appropriate information when you vote via the Internet. Electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing its annual meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and Capital One elects to deliver future proxy materials and/or annual reports to you electronically, then Capital One will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. Capital One may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program or by contacting EquiServe if you hold shares in your own name.

   By consenting to electronic delivery, you are stating to Capital One that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because Capital One may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

                                          By Order of the Board of Directors,


                                          /s/ John G. Finneran, Jr.

                                          John G. Finneran, Jr.
                                          Corporate Secretary

March 18, 2002

                              [LOGO] Capital One

P
R
O                         CAPITAL ONE FINANCIAL CORPORATION
X
Y                       Annual Stockholder Meeting--April 25, 2002
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation (the "Corporation"), held of record by the undersigned on February 28, 2002, at the Annual Stockholder Meeting to be held April 25, 2002, and at any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

                   Nominees for the Election of Directors are:
        01. James A. Flick, Jr.     02. Patrick W. Gross     03. James V. Kimsey

             (Continued and to be dated and signed on reverse side)


                                                                 --------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                 --------------

--------------------------------------------------------------------------------
      o Fold and Detach Here If You Are Returning Your Proxy Solicitation/
                       Voting Instruction Card By Mail o

X   Please mark your
    votes as in this
    example.


-------------------------------------------------------------------------------
                 Directors recommend a vote FOR items 1 and 2.
-------------------------------------------------------------------------------
FOR                    WITHHOLD AUTHORITY           FOR     AGAINST      ABSTAIN


1. Election of          2. Ratification of Ernst                                In their discretion, the proxies
   Directors               & Young LLP as                                       are authorized to vote upon such
   (All nominees           independent                                          other matters as may come before
   listed on               auditors of the                                      the meeting or any adjournment
   reverse side.)          Corporation                                          thereof.
                           for 2002.

To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

--------------------------------------                                         All as more particularly described in
                                                                               Capital One's Proxy Statement for the
                                                                               Annual Stockholder Meeting to be held on
                                                                               April 25, 2002, receipt of which is
                                                                               hereby acknowledged.

                                                                               Please date this Proxy Card and sign
                                                                               your name exactly as it appears hereon.
                                                                               Where there is more than one owner, each
                                                                               should sign. When signing as an
                                                                               attorney, administrator, executor,
                                                                               guardian or trustee, please add your
                                                                               title as such. If executed by a
                                                                               corporation, this Proxy Card should be
                                                                               signed by a duly authorized officer
                                                                               indicating such officer's authority. If
                                                                               executed by a partnership, please sign
                                                                               in partnership name by authorized
                                                                               persons indicating such authority.





SIGNATURE(S)______________________________________ DATE_______________________

----------------------------------------------------------------------------------------------------------------------
 o Fold and Detach Here If You Are Returning Your Proxy Solicitation/Voting Instruction Card By Mail o



                        CAPITAL ONE FINANCIAL CORPORATION

                           Annual Stockholder Meeting
                      Thursday, April 25, 2002, 10:00 a.m.
                          Fairview Park Marriott Hotel
                            3111 Fairview Park Drive
                           Falls Church, VA 22042-4500

Capital One Financial Corporation offers three convenient ways to vote your shares: by mail, by telephone, or electronically via the Internet. Voting by telephone or via the Internet will eliminate the need to mail voted cards. To vote by telephone or via the Internet, please have this card and your social security number available.

1. To vote by telephone:

   o Using a touch-tone telephone, dial 1-877-PRX-VOTE (1-877-779-8683).

2. To vote by Internet:

   o Log on to the Internet and go to the web site http://www.eproxyvote.
                                                   ----------------------
     com/cof.
     --------

Both the telephone and the Internet voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you before submission. If you vote online, you will have the opportunity to consent to electronic delivery of next year's annual meeting materials.

In order to receive future proxy materials and annual reports electronically, please visit www.econsent.com/cof to register. To complete the enrollment, you
             --------------------
will need your U.S. taxpayer identification number and the account number which appears on your check stub/Dividend Reinvestment and Stock Purchase Plan statement.

               YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.